Exhibit 21

Subsidiaries of the Registrant*

Airtomic LLC – Delaware

All Power de Mexico, S. de R.L. de C.V. – Mexico

All Power Manufacturing Co. – California

Bär und Mettler AG – Switzerland

Beck Bühler Mutschler Capital AG – Switzerland

Climax Metal Products Company – Ohio

Dodge Industrial Australia Pty Ltd – Australia

Dodge Industrial Canada Inc. – Canada

Dodge Industrial, Inc. – Delaware

Dodge Industrial India Private Limited – India

Dodge Industrial (Shanghai) Company Limited – Hong Kong

Dodge Mechanical Power Transmission Mexico, S. de R.L. de C.V. – Mexico

Dodge (Shanghai) Mechanical Power Transmission Ltd. – People’s Republic of China

Industrial Tectonics Bearings Corporation – Delaware

RBC Aerostructures LLC – South Carolina

RBC Aircraft Products, Inc. – Delaware

RBC Bearings Polska sp. z o.o. – Poland

RBC de Mexico, S. de R.L. de C.V. – Mexico

RBC France SAS – France

RBC Lubron Bearing Systems, Inc. – Delaware

RBC Nice Bearings, Inc. – Delaware

RBC Oklahoma, Inc. – Delaware

RBC Precision Products, Inc. – Delaware

RBC Southwest Products, Inc. – Delaware

RBC Turbine Components LLC – Delaware

Roller Bearing Company of America, Inc. – Delaware

Sargent Aerospace and Defense LLC – Delaware

Schaublin GmbH – Germany

Schaublin Holding SA – Switzerland

Schaublin SA – Switzerland

Shanghai representative office of Roller Bearing Company of America, Inc. – People’s Republic of China

Sonic Industries, Inc. – California

Swiss Tool Systems AG - Switzerland

Vianel Holding AG – Switzerland

Western Precision Aero LLC – California

*	All of which are, directly or indirectly, wholly-owned by the registrant.